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                                           DELTA
                                  ------------------------
                                   GALIL INDUSTRIES LTD.



                                  [UNOFFICIAL TRANSLATION]


                                                                  Tel Aviv, March 11, 2003
Israeli Registrar of Companies     Tel Aviv Stock Exchange    Israeli Securities Authority
                  P.O. Box 767       54 Achad Ha'am Street       22 Kanfei Nesharim Street
             Jerusalem, Israel            Tel Aviv, Israel               Jerusalem, Israel
             -----------------            ----------------               -----------------


BY FACSIMILE AND        BY FACSIMILE              BY FACSIMILE
REGISTERED MAIL


Ladies and Gentlemen,


             Re: DELTA GALIL INDUSTRIES LTD. ("THE COMPANY")- IMMEDIATE REPORT
                 -------------------------------------------------------------

We hereby notify you that at the meeting of the Company's Board of Directors on March 10,
2002, it was resolved to distribute an interim dividend of $0.13 per share, according to the representative exchange rate of the dollar on the payment date. This amount represents approximately NIS 0.62 per share based on the representative exchange rate of the dollar on the reporting date.

The ex-dividend day shall be March 19, 2003. The payment date shall be April 3, 2003.

The withholding tax rate that shall be deducted from Israeli residents and foreign residents will be 25%, and the withholding tax rate that shall be deducted from Israeli-domiciled companies will be 0%.

The above tax rate is subject to the final approval of the tax authorities.


Respectfully yours,



Yossi Hajaj, Controller and Corporate Secretary
Delta Galil Industries Ltd.
Public Company no. 520025602


                  TEXTILE BUILDING, 2 KAUFMAN STREET TEL AVIV 68012 ISRAEL
                   TEL.972-3-5193636 FAX.972-3-5193705 www.deltagalil.com
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